Exhibit 10.5.7

AMENDMENT #1
TO
CBL & ASSOCIATES PROPERTIES, INC.
2012 STOCK INCENTIVE PLAN

Pursuant to the determination of the Board of Directors of the Company and by action of the Company’s shareholders at the Annual Shareholders Meeting of May 7, 2012, the CBL & Associates Properties, Inc. 2012 Stock Incentive Plan (the “Plan”) was adopted. Pursuant to the determination of the Board of Directors by Resolutions dated November 3, 2013 and January 7, 2014, the Plan is amended as follows:

The Plan is amended by deleting Section 12(a)(ii) of the Plan and inserting in lieu thereof the following as new Section 12(a)(ii):

(ii) Non-Employee Directors shares, as defined below, in an amount not to exceed 10,000 shares of Non-Employee Director Shares per grant each year.

Dated to be effective as of December 31, 2013.

CBL & Associates Properties, Inc.

By:	\s\ Stephen D. Lebovitz
President and Chief Executive Officer

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